Exhibit 21.1

Subsidiaries of the Registrant

Name: Ramtron K.K.

Incorporated in Japan

Doing Business as: Ramtron K.K.

Name: Ramtron LLC

Organized in the State of Colorado

Doing Business as: Ramtron LLC

Name: Ramtron Canada Inc.

Incorporated in Canada

Doing Business as: Ramtron Canada Inc.

Name: Ramtron Asia Limited

Incorporated in Hong Kong and China

Doing Business as: Ramtron Asia Limited

Name: Ramtron Asia Pte. Ltd.

Incorporated in Singapore

Doing Business as: Ramtron Asia Pte. Ltd

Name: Ramtron Asia Pte. Ltd. - Taiwan Branch

Incorporated in Taiwan

Doing Business as: Ramtron Asia Pte. Ltd - Taiwan Branch

Name: Ramtron UK Limited

Incorporated in United Kingdom

Doing Business as: Ramtron UK Limited

Name: Ramtron Korea Ltd.

Incorporated in Korea

Doing Business as: Ramtron Korea Ltd.